Exhibit 3.2

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

ARTICLES OF AMENDMENT

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter (the “Charter”) of the Corporation shall be and hereby is amended, immediately upon the Effective Date (as defined below), by the alteration of the provision stated in its entirety below and identified or referenced as follows:

“SIXTH: The total number of shares of stock of all classes which the Corporation has authority to issue is 10,000, consisting of 10,000 shares of common stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having a par value is $100. The Board of Directors of the Corporation (the “Board of Directors”), with the approval of a majority of the entire Board of Directors and without any action by the stockholders of the Corporation, may amend the charter of the Corporation (the “Charter”) from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.”

SECOND: The foregoing amendment of the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized by Section 2-105(a)(13) of the Maryland General Corporation Law to be made without any action by the stockholders of the Corporation.

THIRD: The Corporation has only one class of stock.

FOURTH: Immediately prior to the foregoing amendment of the Charter, the Corporation had authority to issue 1,000 shares of common stock, $0.01 par value per share, and the aggregate par value of all authorized shares of stock having a par value was $10.

FIFTH: Pursuant to the foregoing amendment of the Charter, the Corporation has the authority to issue 10,000 shares of common stock, $0.01 par value per share, and the aggregate par value of all authorized shares of stock having a par value is $100.

SIXTH: These Articles of Amendment shall become effective at 4:00 p.m., Eastern Time, on September 2, 2021 (the “Effective Date”).

SEVENTH: The undersigned Chief Executive Officer acknowledges, in the name and on behalf of the Corporation, these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested by its Secretary on September 1, 2021.

ATTEST:	CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

/s/ Andreas Bodmeier	By:	/s/ Anthony Cappell

Andreas Bodmeier		Anthony Cappell

Secretary		Chief Executive Officer